Exhibit 99.11

Raine Securities LLC 65 East 55th Street, 24th Floor New York, NY 10022 Tel: (212) 603-5500 Fax: (212) 603-5501 Tel: (310) 987-7700 LA Tel: (415) 967-5830 SF

August 10, 2023

Board of Directors

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

Re:	Registration Statement on Form S-4 of

World Wrestling Entertainment, Inc., filed August 10, 2023 (the “Registration Statement”)

Dear Members of the Board of Directors:

Reference is made to our opinion letter, dated April 2, 2023 (the “Opinion Letter”), with respect to the fairness, from a financial point of view, to the holders of (i) outstanding shares of Class A common stock, par value $0.01 per share, of World Wrestling Entertainment, Inc. (the “Company”) and (ii) outstanding shares of Class B common stock, par value $0.01 per share, of the Company, in each case as of immediately prior to the consummation of the Merger (as defined therein), of the Merger Consideration (as defined therein) to be received by such holders pursuant to the terms and subject to the conditions of that certain Transaction Agreement, dated as of April 2, 2023, by and among Endeavor Group Holdings, Inc. (“EDR”); Endeavor Operating Company, LLC, an indirect subsidiary of EDR; Zuffa Parent, LLC, an indirect subsidiary of EDR; the Company; New Whale Inc., a wholly-owned subsidiary of the Company (“New PubCo”); and Whale Merger Sub, Inc., a wholly-owned subsidiary of New PubCo.

The Opinion Letter is provided for the use of the Board of Directors in its evaluation of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the references to the Opinion Letter under the captions “Summary—Opinions of WWE’s Financial Advisors—Opinion of Raine,” “The Transactions—Background of the Transactions,” “The Transactions—WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors,” “The Transactions—Certain Unaudited Prospective Financial Information,” and “The Transactions—Opinions of WWE’s Financial Advisors—Opinion of Raine,” and to the inclusion of the Opinion Letter in the information statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Raine Securities LLC
RAINE SECURITIES LLC